EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joe Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD TRUST COMPLETES ACQUISITION OF THE HILTON ALEXANDRIA OLD TOWN
DALLAS, July 2, 2018 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has completed the previously disclosed acquisition of the 252-room Hilton Alexandria Old Town located in Alexandria, Virginia, for total consideration of $111 million.
This acquisition of the Hilton Alexandria Old Town is expected to be Ashford Trust’s first hotel acquisition to benefit from the Enhanced Return Funding Program (the “Program” or “ERFP”), which was announced on June 26, 2018. In connection with this acquisition and subject to the terms of the ERFP, Ashford Inc. has committed to provide Ashford Trust with approximately $11.1 million of cash via the future purchase of hotel furniture, fixtures, and equipment (“FF&E”) at Ashford Trust properties.
Concurrent with the completion of the acquisition, the Company has financed the hotel with a $73.5 million non-recourse mortgage loan. The interest-only loan has a term of five years and bears interest at a rate of LIBOR + 2.45%. The property will continue to be operated as a Hilton under a management agreement with Hilton.
Inclusive of the funds provided by Ashford Inc. under the Program in relation to the Hilton Alexandria Old Town acquisition and assuming the Ashford Inc. funding were to occur at closing, the adjusted net purchase price per key equates to approximately $396,000, and represents, as of May 31, 2018, an estimated trailing 12-month capitalization rate on net operating income of 8.3% and a trailing 12-month EBITDA multiple of 10.9x according to the Company’s estimates based upon unaudited financial data provided by the sellers1. The Company believes the ERFP would improve the estimated leveraged internal rate of return of the transaction by approximately 1,130 basis points2, assuming leverage of 66% on the acquired hotel3.
“We are pleased to complete the acquisition of the Hilton Alexandria as it is not only an accretive addition to our portfolio, but it is also the first transaction expected to benefit from the new Enhanced Return Funding Program with Ashford Inc. which we believe should further improve the returns to our shareholders,” said Douglas A. Kessler, Ashford Trust’s President and Chief Executive Officer. “Going forward, we expect this funding arrangement will be a clear competitive advantage for us as we continue to look for opportunities to grow our platform and increase stockholder value.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
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1)	Without ERFP funding, the capitalization rate would be 7.5% and the Hotel EBITDA multiple would be 12.1x.

2)	Assumes property-level mortgage financing of 66%, 10% of purchase price funded by AHT corporate preferreds, closing/other costs of 2.5% of purchase price, and funding of ERFP at end of year one.

3)
Ashford Inc. is not expected to acquire FF&E on the closing date of Hilton Alexandria Old Town, therefore the capitalization rate, the internal rate of return, and the Hotel EBITDA multiple will depend upon the timing of ERFP funding.

Ashford Hospitality Trust
Hilton Alexandria Old Town
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
(Unaudited, in millions)

12 Months
Ended May 31,
2018
Hotel Net Income	$4.8

Adjustment:
Depreciation and amortization	$—
Interest expense	$4.4

Hotel EBITDA	$9.2

Adjustment:
Capital reserve	$(0.8)

Hotel Net Operating Income	$8.3

(1) All information in this table is based upon unaudited operating financial data for the prior twelve month period ended May 31, 2018. This data has not been audited or reviewed by the Company’s independent registered public accounting firm. The financial information presented could change.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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